Exhibit 10.1

September 23, 2013

James B. Leighton

Re: Employment with Boulder Brands, Inc.

Dear Jim,

We are quite enthusiastic to step into a working relationship with you… one that will allow us to create, collaborate and challenge each other to be our best and brightest selves as we build significant value in Boulder Brands and its affiliates. We are impressed with your energy and your talent and believe you will make a major difference in expanding our business. We are confident that you will help us create a culture and environment where we can all prosper and where your contributions will be recognized.

This letter is intended to set forth the terms and conditions of our offer of employment to you as President and Chief Operating Officer with Boulder Brands, Inc. (hereinafter referred to as the Company), responsible for internal manufacturing, co-packing, supply chain, quality assurance, research and development, food services and industrial sales, among other things. The terms and conditions of the offer are as follows:

Your employment will commence on or about October 7, 2013. (Actual first day of employment is hereafter referred to as the “Start Date”.) You will be based in Boulder, Colorado and report directly to me, Steve Hughes, Chief Executive Officer.

•	Your employment is “at-will”. However, it is subject to the attached Separation Agreement and Change in Control Agreement.

•	Your salary will be $600,000.00 annually, prorated based on your Start Date and payable in semi-monthly installments.

•	You will receive a “sign-on bonus” payable in two (2) parts, subject to your continued employment through the date of payment of the applicable part. You will receive $1,000,000.00 in December, 2013 and $500,000.00 on January 3, 2014.

•	You will be eligible to participate in the Company’s incentive compensation program (which provides certain bonuses based on productivity and other factors, as determined by the Company). You will be eligible for an annual target bonus of 80% of your Base Salary if the Company meets or exceeds its annual plan objectives. For the 2013 calendar year, you will be eligible for a pro-rated bonus based upon your Start Date.

•	You will be awarded a stock option grant for BDBD shares totaling 250,000 shares in the aggregate under the Company’s equity incentive plans as of your Start Date (with a strike price equal to the closing stock price on your State Date) to the extent shares are then available for grant to you under such plans, and to the extent shares are not then available for the grant to you of options for the full 250,000 shares, you will be awarded the remaining options as such shares become available under such plans. One hundred percent of the option award will vest over a term of four years, 25% each year on the anniversary of your Start Date, subject to the terms and conditions of the Company’s Award Agreement.

•	Subject to your continued employment with the Company, you will be awarded a stock option grant for BDBD shares totaling 150,000 shares in the aggregate under the Stock and Awards Plan as of January 1, 2014 to the extent shares are then available under the Company’s equity incentive plans, and to the extent shares are not then available for the grant to you of options for the full 150,000 shares, you will be awarded the remaining options as such shares become available under such plans. One hundred percent of the option award will vest over a term of four years, 25% each year on the anniversary of your State Date, subject to the terms and conditions of the Company’s Award Agreement.

•	Subject to your continued employment with the Company, you will be awarded Restricted Stock Units (RSUs) for BDBD shares totaling up to 110,000 RSUs in the aggregate under the Company’s equity incentive plans as such shares become available under such plans (and after you have been granted the options referred to above). One hundred percent of the RSU award will vest over a term of four years, 25% each year on the anniversary of your State Date, subject to the terms and conditions of the Company’s Option Plans and the Company’s Award Agreement. Notwithstanding anything to the contrary, you shall not have any vested rights with respect to any such award of RSUs until, and subject to, the issuance of such RSU award in accordance with this paragraph.

•	In connection with your relocation to Boulder, Colorado, the Company shall reimburse you for temporary housing for a period of up to six (6) months and for reasonable, and documented out-of-pocket relocation expenses in connection with the terms of the Company’s standard relocation policy.

•	You will initially be eligible for four (4) weeks of vacation, subject to the terms of the Company’s Employee Handbook.

•	The Company shall reimburse you for the legal fees incurred in reviewing this Offer Letter and the other agreements contemplated herein up to a maximum of $5,000.00.

•	In addition to your salary, you will receive additional benefits as provided in the Company’s Employee Handbook and specific plan documents and summaries. The Company reserves the right to change these benefits.

Benefits currently provided at your grade level include the following:

-	Health, Vision & Dental Insurance
-	401(k) plan w/company match up to 5%
-	Life & Disability Insurance
-	Stock Option Plan

The Company will provide you with a copy of the Employee Handbook as well as application forms for the various benefit programs during your first week of employment.

If this offer is acceptable to you, please execute a copy of this letter and return it to Marie Gambon, Vice President for People, GFA Brands, Inc., 7102 LaVista Place, Suite 200, Niwot, CO 80503, on or before September 30, 2013. This letter will supersede any prior versions. If you have any questions about the terms of the offer or the Company’s benefit programs, please feel free to contact Marie at 303-598-2646 or mgambon@boulderbrands.com.

Thank you and welcome to the Boulder Brands team!

Very truly yours,

/s/ Stephen B. Hughes

Stephen B. Hughes

Chief Executive Officer

Agreed to and accepted:

/s/ James B. Leighton

James B. Leighton

Dated: 9-24-13